Exhibit 10.23.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 8, 2017, by and between REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the “Company”), and PAUL K. KINSTEDT (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company are parties to the Employment Agreement dated as of November 24, 2015 (the “Prior Agreement”); and

WHEREAS this Agreement shall become effective upon the Effective Date of the Company’s Plan of Reorganization; and

WHEREAS, the Company and the Executive desire to amend certain provisions of the Prior Agreement and to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to render his services to the Company, as its Senior Vice President, Chief Operating Officer, during the Term (as defined below). In connection with his employment as Senior Vice President, Chief Operating Officer, the Executive shall serve without additional payment or compensation of any kind as an officer of any other direct or indirect subsidiary or affiliate of the Company designated by the Company’s Chief Executive Officer (collectively, the “Subsidiaries”). The Executive shall render his services at the direction of the Company’s Chief Executive Officer at the Company’s offices in Indianapolis, Indiana. The Executive agrees to use his best efforts to promote and further the business, reputation and good name of the Company and the Subsidiaries (collectively, the “Company Group”) and the Executive shall promptly and faithfully comply with all instructions, directions, requests, rules and regulations made or issued from time to time by the Company.

2. Term.

(a) Unless earlier terminated by the Executive’s death or Disability (as defined below), the term of the Executive’s employment pursuant to this Agreement (the “Term”) shall continue until May 31, 2018 and shall be automatically renewed for successive one-year periods thereafter unless either party shall have given notice to terminate the Executive’s employment no later than ninety (90) days prior to the end of the then current Term.

(b) Notwithstanding the foregoing, the Executive’s employment may be terminated by the Company or by the Executive as provided in Section 4.

3. Compensation and Benefits. As full and complete compensation for all the Executive’s services hereunder, during the Term the Company shall pay the Executive the compensation and provide the Executive with the benefits described below.

(a) Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $240,000 (“Base Salary”). The Board shall review the Executive’s Base Salary each year and shall have the right in its discretion to increase such Base Salary. With the Executive’s prior consent, the Executive’s Base Salary may be reduced by an amount and for a period mutually agreed between the Executive and the Company so long as such reduction is made in conjunction with similar reductions in base salary for other executives or employees of the Company.

(b) Annual Incentive Plan. In addition to the Base Salary, during the Term, the Executive will have an annual incentive opportunity target equal to 65% of the Executive’s Base Salary for the year under the Company’s Annual Incentive Plan (“AIP”). Collectively any amounts earned under the AIP and earned under the KEIP (as defined below) shall make up the Executive’s annual incentive compensation (“Bonus”). The amount of the AIP for any year may be more or less than the target amount, but not more than 130% of the Executive’s Base Salary for the year, and will be determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which shall be approved by the Compensation Committee in its discretion and communicated to the Executive for 2017 by not later than 90 days following the Effective Date of the Company’s Plan of Reorganization and each February during the Term thereafter. The earned Bonus for each prior year will be determined and paid by March 15 of the following year.

(c) Discretionary Bonus. The Executive may also be awarded one or more discretionary bonuses based on his individual performance or other factors as may be determined by the Compensation Committee in its sole discretion from time to time.

(d) Long-Term Incentive Awards. The Executive shall be entitled to receive long-term incentive awards under the Company’s Equity Incentive Plan (“EIP”), which is to be approved and implemented by the Board of Directors, and as may be amended from time to time, including, without limitation, options, restricted stock, restricted stock units, stock appreciation rights, performance shares or other awards, at such times, in such forms and in such amounts as may be determined by the Compensation Committee from time to time. The terms of any such awards shall be governed by the EIP and any applicable award agreement related thereto entered into between the Company and the Executive, except as otherwise provided herein.

(e) Transitional Long-Term Incentive. In the absence of an EIP as of January 1, 2017, the Executive shall be eligible to receive a cash incentive under the Company’s Transitional Long-Term Incentive Plan (the “T-LTI”) for calendar year 2017 to be approved and implemented by the Board of Directors. The T-LTI will be awarded in 2017, but vest and become payable as follows: (i) 1/3rd on February 1, 2018, (ii) 1/3rd on February

1, 2019, (iii) and 1/3rd on February 1, 2020 (each a “T-LTI Payment Date”). The range of possible T-LTI performance awards payments for any T-LTI Payment Date shall be established by the Compensation Committee. The amount actually earned by the Executive, if any, will be subject to, and determined based upon, achievement of certain performance measures, which shall be established and measured by the Compensation Committee.

(f) Medical & 401K Benefits. The Executive shall be entitled to participate in any retirement, 401K, disability, medical, pension, profit sharing, group insurance, or any other plan or arrangement, or in any other benefits now or hereafter generally available to executives of the Company, in each case to the extent that the Executive shall be eligible under the general provisions thereof.

(g) Annual Physical. The Company will arrange and pay for an annual physical of the Executive to be performed at the Indiana University Medical Center, or other facility chosen by the Executive once per year during the Term. The Executive acknowledges that this is a taxable benefit, and he authorizes the Company to take any required tax withholding (as reasonably determined by the Company) on account of such benefit from his other wages.

(h) Vacation. The Executive shall be entitled to vacation in accordance with Company policy, which vacation shall be taken on dates to be selected by mutual agreement of the Company and the Executive.

(i) Reimbursement for Expenses. The Executive shall be entitled to reimbursement for ordinary and necessary business expenses incurred by the Executive in the course of his employment in accordance with the Company’s policies from time to time.

4. Termination of Employment. The Executive’s employment hereunder may be terminated during the Term in accordance with this Section 4.

(a) Death. In the event the Executive dies during the Term, the Executive’s employment shall automatically terminate on the date of death. In such event, the Executive’s estate shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment, plus severance compensation provided for in Section 5(a).

(b) Disability. The Company, by written notice to the Executive, may immediately terminate the Executive’s employment in the event of the Executive’s Disability. As used herein, “Disability” shall mean the Executive’s inability, with reasonable accommodation, to perform the essential functions of his position, by reason of physical or mental incapacity, for a consecutive period of 90 days or for a total period of 180 days in any 360-day period. In the event the Executive’s employment is terminated due to the Executive’s Disability, the Executive shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment, plus the severance compensation provided for in Section 5(a).

(c) Termination for Cause by the Company. The Company, by written notice to the Executive, may immediately terminate the Executive’s employment for Cause. As used herein, a termination by the Company “for Cause” shall mean that a good faith determination by the Chief Executive Officer that the Executive has (i) willfully refused to perform a material part of his duties hereunder, (ii) willfully failed to follow the direction of the Chief Executive Officer, (iii) materially breached the provisions of Sections 7, 8 or 9 hereof, (iv) acted fraudulently or dishonestly in his relations with the Company, (v) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds or assets in the course of his employment, or (vi) been indicted or convicted of any felony or other crime involving an act of moral turpitude. In the event the Executive’s employment is terminated for Cause, the Executive shall be entitled to receive only his Base Salary through the effective date of the termination of his employment, and shall not be entitled to receive any severance compensation.

(d) Termination other than for Cause by the Company. The Company, by written notice to the Executive, may terminate the Executive’s employment other than for Cause, effective as of the date specified by the Company in the notice, which date shall not be earlier than the date of the notice. In such event, the Executive shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment, plus the severance compensation provided for in Section 5(b) or Section 5(c), as applicable.

(e) Termination for Good Reason by the Executive. The Executive, by providing at least 30 days prior written notice to the Company, may terminate his employment hereunder for Good Reason, provided that the Company shall have the right to cure such Good Reason within such 30-day period. In order to constitute a valid notice of a termination for Good Reason, the notice must be received by the Board of Directors or Chief Executive Officer of the Company no later than 60 days following the initial occurrence of any event asserted to constitute Good Reason. As used herein, a termination by the Executive “for Good Reason” shall mean that (i) the Company has failed to establish a reasonable and market based EIP or other long-term incentive award program by November 15, 2017; (ii) the Company has materially diminished the duties or responsibilities of the Executive with respect to the Company (iii) the Company has reduced the Executive’s Base Salary or Bonus opportunity; (iv) the Company has changed the principal location at which the Executive must perform his services to a location more than 25 miles from the current location of the Company’s headquarters in Indianapolis, Indiana without the consent of the Executive; or (v) the Company has materially breached the terms of this Agreement. In the event the Executive’s employment is terminated for Good Reason, the Executive shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment, plus the severance compensation provided for in Section 5(b) or Section 5(c), as applicable.

(f) Termination other than for Good Reason by the Executive. The Executive, by providing at least 60 days prior written notice to the Company, may terminate his employment other than for Good Reason. In such event, the Executive shall be entitled to receive only his Base Salary through the effective date of the termination of his employment and shall not be entitled to receive any severance compensation.

(g) Impact of Termination for Cause or without Good Reason on Equity Awards. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive other than for Good Reason, all options to purchase shares of the Company’s common stock and other equity awards held by the Executive on the effective date of termination that have not vested as of such date shall terminate immediately following the termination of the Executive’s employment.

(h) Timing of Payments. The payment of any amounts due to the Executive pursuant to this Section 4 (other than severance compensation, if any, which shall be paid as provided in Section 5) shall be paid no later than the next regular payroll date following the effective date of the termination of the Executive’s employment.

5. Severance Compensation.

(a) Termination Upon Death or Disability. In the event of the Executive’s death or in the event the Company terminates the Executive’s employment as a result of the Executive’s Disability, the Company shall pay to the Executive or his estate, as the case may be, as severance compensation an amount equal to two times the Executive’s Base Salary as then in effect, plus two times the Executive’s Bonus for the last calendar year preceding the year in which his death or termination on account of Disability occurs. This severance compensation shall be paid in a lump sum on the first day of the month occurring at least thirty days following the effective date of the termination of employment, provided that the Company has received a release following termination of employment signed by the Executive or his personal representative, substantially in the form attached hereto as Exhibit A, and that such release is no longer revocable on the payment date. In addition, any options to purchase shares of the Company’s common stock, and any awards of restricted stock, restricted stock units or performance shares, in each case that are held by the Executive on the effective date of termination and have not vested shall be treated in the same manner as provided therefor in Section 5(b). The Executive agrees that the Company may satisfy its obligations to provide cash severance compensation pursuant to this Section 5(a) by purchasing and maintaining one or more insurance policies payable to either the Executive or his designees or to the Company (with or without further payment to the Executive or such designees) upon the Executive’s death or as a result of the Executive’s Disability; provided that the proceeds of such insurance shall be payable to the Executive on the date set forth herein. The Executive agrees to cooperate with the Company in obtaining such insurance, including by participating in such physical examinations and providing such personal information as may be reasonably requested by the Company’s insurers.

(b) Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company other than for Cause, or by the Executive for Good Reason, in either case prior to a Change of Control (as defined herein), and provided that the Company has received a release following termination of employment signed by the Executive or his personal representative, substantially in the form attached hereto as Exhibit A, and that such release is no longer revocable on the first payment date.

(i) the Company shall pay to the Executive as severance compensation an amount equal to two times the Executive’s Base Salary as then in effect plus two times the Executive’s Bonus earned for the Company’s last calendar year. This severance compensation shall be paid in 12 equal monthly installments following a qualifying event, with the first payment payable on the first regular payroll date occurring in the calendar month following the date of the Executive’s termination of employment;

(ii) if any amounts remain due to the Executive from the Key Employee Incentive Program (“KEIP”) established in 2016, such outstanding awards shall immediately be paid in a lump sum within 14 days following the termination of the Executive;

(iii) in addition to the amounts paid according to Sections 5(b)(i—ii), the aggregate value of all outstanding unvested long-term incentive awards (including any T-LTI or EIP) held by the Executive that would have vested in accordance with their terms prior to the first anniversary of the effective date of termination shall vest on the effective date of Executive’s termination and, be calculated based on performance factors that may already have been achieved, or may reasonably be assumed to be achieved and calculable at the time of termination, and be paid in a lump sum within 14 days following the termination of the Executive;

(iv) with respect to any outstanding unvested options to purchase shares of the Company’s common stock held by the Executive that vest in accordance with Section 5(b)(iii), such options shall remain exercisable for a period of one year following such effective date (but in no event beyond the term of the option); and

(v) the Executive shall be entitled to receive, at the time when a payout with respect to any performance shares held by the Executive on the effective date of termination would otherwise have been made, a pro-rata portion (based on the number of days during the applicable performance period on which the Executive was employed) of the number of such performance shares that would have been earned by the Executive in accordance with the terms thereof (including the satisfaction of the performance conditions related thereto based on the Company’s actual performance) if the Executive had been employed on the date required to earn such shares.

(c) Termination following a Change of Control. If the Executive’s employment is terminated by the Company other than for Cause, or by the Executive for Good Reason, in either case within 18 months after a Change of Control, and provided that the Company has received a release following termination of employment signed by the Executive or his personal representative, substantially in the form attached hereto as Exhibit A, and that such release is no longer revocable on the payment date:

(i) the Company shall pay to the Executive as severance compensation an amount equal to two times the Executive’s Base Salary as then in effect plus two times the Executive’s Bonus earned for the Company’s last calendar year. This severance compensation shall be paid in a lump sum on the first day of the month occurring at least 30 days following the effective date of the termination of employment;

(ii) if any amounts remain due to the Executive from the KEIP established in 2016, such outstanding awards shall immediately be paid in a lump sum within 14 days following the termination of the Executive;

(iii) in addition to the amounts paid according to Sections 5(c)(i—ii), the aggregate value of all outstanding unvested long-term incentive awards (including any T-LTI or EIP) held by the Executive shall vest on the effective date of Executive’s termination and, calculated based on performance factors that may already have been achieved, or may reasonably be assumed to be achieved and calculable at the time of termination, and be paid in a lump sum within 14 days following the termination of the Executive;

(iv) with respect to any outstanding unvested options to purchase shares of the Company’s common stock held by the Executive that vest in accordance with Section 5(c)(iii), such options shall remain exercisable for a period of 90 days following the effective date of such termination; and

(v) the Executive shall be entitled to receive, at the time when the severance compensation provided for in clause (i) of this Section 5(c) is paid, a pro-rata portion (based on the number of days during the applicable performance period on which the Executive was employed) of the number of such performance shares that would have been earned by the Executive if the performance conditions related thereto were satisfied at the target level for such awards and the Executive had been employed on the date required to earn such shares.

As used herein, “Change of Control” shall mean the occurrence, after the date hereof of any of the following: (1) the acquisition by any person or group of affiliated or associated persons of a majority or more of the voting power of the Company; (2) the consummation of a sale of all or substantially all of the assets of the Company; (3) the dissolution of the Company or (4) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization. Notwithstanding the preceding provisions, an event or series of events shall not constitute a “Change of Control” unless it is a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder.

(d) Termination by the Executive or the Company at End of Term.

(i) If either the Executive or the Company gives notice to terminate the Executive’s employment at the end of the then-current Term pursuant to Section 2(a) and the Executive and the Company do not reach agreement regarding the terms of the Executive’s continued employment following the end of the Term, unless otherwise agreed by the Company in writing, the Executive shall continue to be employed and to provide services to the Company in the same manner as prior to the giving of such notice for an additional period of 90 days following the last day of the Term (the “Transition Period”). Unless terminated earlier as provided in this Agreement, the Executive’s employment shall terminate at the end of the Transition Period. The Executive’s duties during this period shall also include those things that are reasonably necessary to assure a smooth transition of the Executive’s duties to his successor or to such other persons as the Company may determine and any diminution of the Executive’s duties during this period shall not constitute Good Reason under this Agreement.

(ii) During the Transition Period, the Executive shall (A) be entitled to continue to receive his Base Salary and shall continue to accrue a pro-rata portion of his target Bonus, in each case as in effect at the end of the Term and for the period of his continued employment, (B) shall continue to participate in the Company’s benefit programs described in Section 3(f), and (C) shall continue to be reimbursed for business expenses as provided in Section 3(i). Except as provided in Section 5(d)(iii), the Executive shall not be entitled to any severance compensation as a result of the termination of his employment during or at the end of the Transition Period. Outstanding equity awards held by the Executive shall continue to be outstanding, shall continue to vest and may be exercised in accordance with their terms, and shall otherwise be unaffected while the Executive is employed during the Transition Period.

(iii) Notwithstanding anything in this Section 5 to the contrary, upon the earlier of (A) the termination of the Executive’s employment upon completion of the Transition Period, or (B) the termination of the Executive’s employment by the Company during the Transition Period other than for Cause, and provided that the Company has received a release following termination of employment signed by the Executive or his personal representative, substantially in the form attached hereto as Exhibit A, and that such release is no longer revocable on the first payment date:

(1) the Executive shall be entitled to receive from the Company an amount equal to his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment, together with any Bonus related to a prior year that has been fully earned by the Executive but not paid to him as of the date of termination, which amount shall be paid no later than the next regular payroll date following the effective date of the termination of the Executive’s employment;

(2) the Executive shall be entitled to receive severance compensation in an amount equal to one times the Executive’s Base Salary as in effect at the end of the Term, which amount shall be paid in 12 equal monthly installments following the effective date of termination, with the first payment payable on the first regular payroll date occurring in the calendar month following the effective date of termination of the Executive’s employment; and

(3) if any amounts remain due to the Executive from the KEIP established in 2016, such outstanding awards shall immediately be paid in a lump sum within 14 days following the termination of the Executive;

(4) if termination under Section 5(d) is a result of a termination initiated by the Company, in addition to the amounts paid according to Sections 5(d), the aggregate value of all outstanding unvested long-term incentive awards (including any T-LTI or EIP) held by the Executive on the effective date of termination of the Executive’s employment shall vest on such effective date and, calculated based on performance factors that may already have been achieved, or may reasonably be assumed to be achieved and calculable at the time of termination, and be paid in a lump sum within 14 days following the termination of the Executive; however if termination under Section 5(d) is a result of a termination initiated by the Executive, in addition to the amounts paid according to Sections 5(d), the aggregate value of all outstanding unvested long-term incentive awards (including any T-LTI or EIP) held by the Executive that would have vested in accordance with their terms prior to the first anniversary of the effective date of termination shall vest on the effective date of Executive’s termination and, calculated based on performance factors that may already have been achieved, or may reasonably be assumed to be achieved and calculable at the time of termination, and be paid in a lump sum within 14 days following the termination of the Executive; and

(5) the Executive shall be entitled to receive, at the time when a payout with respect to any performance shares held by the Executive on the effective date of termination would otherwise have been made, a pro-rata portion (based on the number of days during the applicable performance period on which the Executive was employed) of the number of such performance shares that would have been earned by the Executive in accordance with the terms thereof (including the satisfaction of the performance conditions related thereto based on the Company’s actual performance) if the Executive had been employed on the date required to earn such shares.

(e) Continuation of Benefits.

(i) Medical Benefits. Upon termination of the Executive’s employment for any reason, voluntary or involuntary, with or without Cause, the Company shall pay the Executive $2,500 each month for a period of 24 months following the effective date of the termination of the Executive’s employment for the cost of health insurance from a source other than the Company, for himself, his spouse and his eligible dependents, provided that the Executive presents evidence of such insurance to the Company. The Company will begin the monthly payments to the Executive 30 days after the termination of the Executive’s employment and thereafter on the 15th day of each subsequent month during the 24-month period.

(ii) Travel Privileges. Upon termination of the Executive’s employment for any reason, voluntary or involuntary, with or without Cause, the Company shall provide the Executive for a period 36 months following the effective date of the termination of the Executive’s employment a Universal Air Travel Plan, Inc. (UATP) card in the amount of $10,000 annually that the Executive, his spouse and his dependents can use for travel. The Executive shall be responsible for any applicable tax withholding associated with such benefit. The Company will provide the UATP card to the Executive within 30 days of the termination of the Executive’s employment and thereafter on each of the first and second anniversaries of such date.

(f) No Mitigation; No Offset. Notwithstanding anything in this Section 5 to the contrary, Executive shall not be required to mitigate the amount of any severance payments provided under this Section 5 by seeking other employment, and the amount of such severance payments shall not be reduced by any compensation earned by Executive from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, and commission payments. The severance payments provided for in this Section 5 are in lieu of any other severance or income continuation or protection under any Company plan that may now or hereafter exist.

6. No Other Compensation; Withholding. Except as otherwise expressly provided herein, or in any other written document executed by the Company and the Executive, no other compensation or other consideration shall become due or payable to the Executive on account of the services rendered to the Company Group. The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any statute, regulation, ordinance, order or any other amendment thereto, heretofore or hereafter enacted, requiring the withholding or deduction of compensation.

7. Confidential Information. The Executive recognizes and acknowledges that he shall receive in the course of his employment hereunder certain confidential information and trade secrets concerning the Company Group’s business and affairs which may be of great value to the Company Group. The Executive therefore agrees that he will not disclose any such information relating to the Company Group, the Company Group’s personnel or their operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the Company Group’s business, except as required by law or to defend or enforce Executive’s rights under this Agreement. For purposes of this Agreement, the terms “trade secrets” and “confidential information” shall include any and all information concerning the business and affairs of the Company Group and any division or other affiliate of the Company Group that is not generally available to the public. The Company may, formally or informally, establish, adopt, implement or utilize procedures or actions that are designed to monitor or protect Company Group’s confidential information. Executive hereby irrevocably consents, without the right to receive further notice, to any or all of these procedures or actions that may be established, adopted, implemented, utilized or enforced by the Company Group. The Company Group shall have the right to establish, adopt, implement, utilize or enforce these procedures at any time during Executive’s employment with Company Group and during any period in which any restrictive covenants contained in this Agreement are facially or legally applicable. Executive expressly WAIVES the right to challenge the enforceability of any of these procedures in any legal action seeking to enforce this Agreement or to recover for Executive’s breach or alleged breach of this Agreement.

8. Non-Competition.

(a) The Executive agrees that without the prior written consent of the Chief Executive Officer during the Term and for a period of 12 months following the termination of the Executive’s employment, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction or proposed business transaction (i) with respect to which the Executive had a material personal involvement on behalf of the Company Group during the last 12 months of his employment with the Company, or (ii) that could reasonably be expected to compete with the Company Group’s business or operations or proposed or contemplated business or transactions of the Company Group that are (A) known by the Executive as of the date of such termination or expiration, and (B) contemplated by the Company Group to proceed during the 12-month period following such termination or expiration. For these purposes, the mere ownership by the Executive of securities of a public company not in excess of 2% of any class of such securities shall not be considered to be competition with the Company Group.

(b) During any period when the Company is providing severance compensation to the Executive (other than any pro-rata payout of performance shares pursuant to Section 5(b)(iv) or Section 5(d)(iii)), Executive agrees to refrain from any competition with Company Group.

(c) To the fullest extent permitted by applicable law, for a period of 12 months after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with the Company Group, in any capacity, may not, directly or indirectly, in a competing capacity, solicit or obtain any business from any present customer of the Company Group with whom Executive had contact or received information from the Company Group. It is understood and agreed that “present customer” is defined to mean any entity with whom the Company Group had an “ongoing business relationship” at the time of the termination of Executive’s employment with the Company. An “ongoing business relationship” (specifically excluding non-competing vendor relationships) is generally understood and agreed to mean: (i) services or goods were provided by the Company Group to the entity during the employment of Executive by Company; (ii) services or goods had been contracted for or ordered by the entity during the employment of Executive by the Company Group; or (iii) negotiations were in progress between the entity and the Company Group for the providing of goods or services by the Company Group to the entity at the time of the termination of the employment of Executive. It is understood and agreed that past customers and prospective customers are not “present customers” protected under the terms of this provision.

(d) To the fullest extent permitted by applicable law, in recognition of the global nature of the Company Group’s business, and Executive’s access to the Company Group’s confidential information, for a period of 12 months after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with the Company Group, may not, directly or indirectly, compete with the Company Group: (i) anywhere in the world; (ii) in North America; (iii) in the United States; (iv) in Indiana; (v) within a 25-mile radius of any location of the Company Group with which Executive had operational involvement.

9. Non-Solicitation. The Executive agrees that during the Term, and for a period of 12 months following the termination of the Executive’s employment, he shall not, without the prior written consent of the Company, directly or indirectly, employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed by the Company Group or any of its divisions or affiliates while the Executive was employed by the Company, or directly or indirectly solicit or encourage any such person for employment or to leave the employ of the Company Group.

10. Breach of this Agreement. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 7, 8 or 9 of this Agreement, then the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Sections 7, 8 and 9 are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and shall be deemed to have been duly given when delivered by hand, or mailed, certified or registered mail, return receipt requested and postage prepaid:

If to the Company:	Republic Airways Holdings Inc. 8909 Purdue Road Suite 300 Indianapolis, IN 46268 Attn: Chief Financial Officer

With a copy to the Chief Executive Officer

If to the Executive:	Paul K. Kinstedt [Address]

12. Applicable Law. This Agreement was negotiated and entered into within the State of Indiana. All matters pertaining to this Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be performed wholly therein. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material present or future statute, law, governmental regulation or ordinance as a result of which the parties have no legal right to contract or perform, the latter shall prevail, but in such event the provision(s) of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it or them within the legal requirements.

13. Entire Agreement; Modification; Consents and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof No interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby. Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision or this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

14. Severability. The parties acknowledge that, in their view, the terms of this Agreement are fair and reasonable as of the date signed by them, including as to the scope and duration of post-termination activities. Accordingly, if any one or more of the provisions contained in this Agreement shall for any reason, whether by application of existing law or law which may develop after the date of this Agreement, be determined by a court of competent jurisdiction to be excessively broad as to scope of activity, duration or territory, or otherwise unenforceable, the parties hereby jointly request such court to construe any such provision by limiting or reducing it so as to be enforceable to the maximum extent in favor of the Company compatible with then-applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall nonetheless be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. Assignment. The Company may, at its election, assign this Agreement or any of its rights hereunder. This Agreement may not be assigned by the Executive.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Arbitration. Except as provided in Section 10, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to the Executive’s employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in Indianapolis, Indiana. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

18. Survival. The provisions of Sections 7 through 20 of this Agreement shall survive any expiration or termination of this Agreement.

19. Impact on Equity Awards. In the case of a termination of the Executive’s employment under the circumstances provided for in this Agreement, the vesting and other terms of any equity awards (including options to purchase stock of the Company, restricted stock, restricted stock units and performance shares) held by the Executive on the date of such termination shall be governed by the applicable provisions of this Agreement notwithstanding any contrary or conflicting provision of any plan under which any such award may have been made, the Prior Agreement or any award agreement or other agreement related to any such equity award, whether now existing or hereafter executed between the Company and the Executive. Any and all such contrary or conflicting provisions in the Prior Agreement or any such award agreement or other agreement shall be amended by the execution of this Agreement to provide for vesting and other treatment in such circumstances as set forth in this Agreement, but the remaining terms of such agreements shall be unaffected hereby. For the avoidance of doubt, the parties agree that no such outstanding equity award shall vest solely due to the occurrence of a Change of Control, and any such provision in the Prior Agreement or any such award agreement or other agreement shall be deemed to be deleted from such agreement as amended by this Agreement.

20. Indemnification; D&O Insurance. The Company shall, to the fullest extent allowed by law, defend, indemnify and hold harmless the Executive from and against any and all demands, claims, suits, liabilities, actions asserted or brought against the Executive or in which the Executive is made a party, including, without limitation, all litigation costs and attorneys’ fees incurred by the Executive or judgments rendered against the Executive, in connection with any matter arising within the course and scope of Executive’s employment with the Company or service as an officer, director or manager of the Company or any of the Subsidiaries. The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in any such matter within thirty (30) days after its receipt of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. The right of the Executive to indemnification hereunder shall vest at the time of occurrence or performance of any event, act or omission giving rise to any demand, claim, suit, liability, action or legal proceeding of the nature referred to in this Section 20 and, once vested, shall survive the termination of Executive’s employment with the Company for any reason. To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. The provisions of this Section 20 shall survive the expiration or termination of the Executive’s employment and/or this Agreement.

21. Section 409A Compliance.

(a) Any payments conditioned upon a termination of the Executive’s employment will be deemed to be conditioned upon the Executive’s separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) and will be construed and interpreted accordingly. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then the Executive shall not be entitled to any severance payments or other benefits pursuant to this Agreement until the earlier of (a) the date which is six months after the date of the Executive’s separation from service, or (b) the date of the Executive’s death. This paragraph shall only apply if, and to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-3(i)(2). Any amounts otherwise payable to the Executive upon or in the six-month period following the Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to the Executive (or the Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of the Executive’s death).

(b) Any taxable reimbursement of expenses payable to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Expense reimbursements and in-kind benefits provided to the Executive shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements or in-kind benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive may receive in any other taxable year.

(c) It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

22. Adjustments to Payments.

(a) Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the excise tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of performance-based equity awards shall be cancelled or reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any performance-based stock option or stock appreciation rights are reduced; (C) health and welfare benefits shall be reduced and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced; and (D) accelerated vesting of time-based equity awards shall be cancelled or reduced last and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any time-based stock option or stock appreciation rights are reduced.

(b) The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

23. Settlement of Outstanding Claim.

(a) The Company shall pay to the Executive the amounts earned, but deferred from the 2015 AIP, in the amount of $61,479 within 14 days of the Effective Date of the Company’s Plan of Reorganization.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Bryan Bedford
	Name:	Bryan Bedford
	Title:	Chief Executive Officer, President, and Chairman of the Board

PAUL K. KINSTEDT

/s/ Paul K. Kinstedt

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE

In exchange for the payments and benefits set forth in the Amended and Restated Employment Agreement between Republic Airways Holdings Inc. (the “Company”) and me dated as of February 8, 2017 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Company Group”) and all of their current and former officers, directors, employees, and agents, in their capacity as Company Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company Group (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989 and the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic information and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d) In addition, I am waiving my right to pursue any Claims against the Company Group and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

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2. I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company Group and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Agreement, including but not limited to the right to receive severance compensation (as provided in Section 5 of the Agreement), if any, and other payments, benefits and indemnifications specified in the Agreement, (ii) any rights or interest under any Benefit Plans (as defined in the Agreement), (iii) any right to indemnification pursuant to the Company’s Certificate of Incorporation or By-laws as in effect on the date hereof, (iv) the protections of the Company Group’s directors and officers liability insurance, if any, in each case, to the same extent provided to other senior executives of the Company, (v) any claims and rights that cannot be waived by law, including but not limited to my right to file an EEOC charge but hereby waive my right to financial recovery as to any such charge, (vi) the vesting and exercise of any equity grant pursuant to the terms of the applicable equity award agreement or the applicable equity incentive plan, (vii) any rights as a stockholder of the Company, and (viii) any rights under Sections 10 and 11 of the Agreement following termination of employment.

3. I acknowledge that I have had at least 21 calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Company, 8909 Purdue Road, Suite 300, Indianapolis, IN 46268 by 5:00 pm on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

4. I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it. I may do so by delivering to the Company, 8909 Purdue Road, Suite 300, Indianapolis, IN 46268 written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

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I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

PAUL K. KINSTEDT

Date:

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